UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (date of earliest event reported): July 9, 2010

Mercantile Bank Corporation
(Exact name of registrant as specified in its charter)

Michigan (State or other jurisdiction of incorporation)	000-26719 (Commission File Number)	38-3360865 (IRS Employer Identification Number)

310 Leonard Street NW, Grand Rapids, Michigan (Address of principal executive offices)	49504 (Zip Code)
Registrant’s telephone number, including area code 616-406-3000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
Trust Preferred Securities
     Mercantile Bank Corporation (“Mercantile”) has exercised its right to defer regularly scheduled quarterly interest payments on its Series A and Series B Floating Rate Junior Subordinated Notes due 2034 (the “Subordinated Notes”), beginning with the quarterly interest payment that was scheduled to be paid on July 18, 2010. The Subordinated Notes aggregate $32,990,000 in principal amount, bear interest at the three-month LIBOR rate plus 2.18%, and mature 30 years after their date of issuance.
     The Subordinated Notes are owned by Mercantile’s subsidiary, Mercantile Bank Capital Trust I (the “Trust”). The Trust purchased the Subordinated Notes from Mercantile when they were issued in 2004, and funded the purchase with the sale of Series A and Series B Floating Rate Preferred Securities for $32,000,000 (the “Trust Preferred Securities”) and Series A and Series B Floating Rate Common Securities for $990,000 (the “Common Securities”). Mercantile owns all of the Common Securities, and the Trust Preferred Securities are owned by one or more private purchasers. Distributions are payable on the Trust Preferred Securities and the Common Securities, based on their liquidation amount, at the same rates and times as interest is payable on the Subordinated Notes. Maturity, redemption and acceleration features for the Trust Preferred Securities and the Common Securities correspond with those of the Subordinated Notes.
     The terms of the Subordinated Notes, the Trust Preferred Securities and the Common Securities, and the agreements under which they were issued, give Mercantile the right, from time to time, to defer payment of interest on the Subordinated Notes for up to 20 consecutive quarters, unless certain specified events of default have occurred and are continuing. The deferral of interest payments on the Subordinated Notes results in the deferral of distributions on the Trust Preferred Securities and the Common Securities. Mercantile’s deferral of interest on the Subordinated Notes, and the related deferral of distributions on the Trust Preferred Securities and Common Securities, does not constitute an event of default.
     While interest is deferred on the Subordinated Notes and corresponding distributions are deferred on the Trust Preferred Securities and the Common Securities, interest will continue to accrue on the Subordinated Notes. Also, the deferred interest will accrue interest. At the expiration of the deferral period, all accrued and unpaid interest will be due and payable under the Subordinated Notes, and a corresponding amount of distributions will be payable on the Trust Preferred Securities and the Common Securities.
     The indenture under which the Subordinated Notes were issued prohibits certain actions by Mercantile during the deferral period. Among other things, and subject to certain exceptions, during the deferral period, Mercantile is prohibited from declaring or paying any dividends or distributions on, or redeeming, purchasing, acquiring or making any liquidation payment with respect to, any shares of its capital stock. Mercantile has not determined the duration of the deferral period, which may continue for up to 20 consecutive quarterly periods.
Preferred Stock
     Mercantile is suspending the payment of dividends on its 21,000 outstanding shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “Preferred Stock”) beginning with the quarterly dividend that would have been paid on August 15, 2010. Dividends are payable on the Preferred Stock only if, as and when declared. Unpaid dividends accrue and cumulate, and compound on each quarterly dividend payment date.
     The dividend amount for the Preferred Stock is a percentage of the liquidation preference and the amount of any accrued and unpaid dividends. The percentage is initially 5% per annum, and increases to 9% per annum beginning with the quarterly dividend period that commences on May 15, 2014. The Preferred Stock was initially issued to the United States Treasury on May 15, 2009 pursuant to the Treasury’s Capital Purchase Program. Each share of Preferred Stock has a liquidation preference of $1,000. Mercantile has not determined when dividends will next be declared and paid on the Preferred Stock.
Signatures
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Mercantile Bank Corporation
By:	/s/ Charles E. Christmas
Charles E. Christmas
Senior Vice President, Chief Financial Officer and Treasurer

Date: July 9, 2010

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